                                                                       EXHIBIT 5
                                                                      (1998 S-3)

                        [QUARLES & BRADY LETTERHEAD]

                                                   February 10, 1998



Baylake Corp.
217 North Fourth Avenue
Sturgeon Bay, Wisconsin 54235

Ladies and Gentlemen:

         We are providing this opinion in connection with the Registration Statement of Baylake Corp. (the "Company") on Form S-3 (the "Registration Statement") to be filed under the Securities Act of 1933, as amended (the "Act"), with respect to the proposed sale by the Company of up to 50,000 shares of Common Stock, $5.00 par value, of the Company (the "Shares") under the Company's Automatic Dividend Reinvestment Plan (the "Plan") in the manner set forth in the Registration Statement and the prospectus constituting a part thereof (the "Prospectus").

         We have examined (i) the Registration Statement, including the Prospectus, in the form to be filed, (ii) the Company's Articles of Incorporation and Bylaws, as amended to date, (iii) corporate proceedings relating to the issuance of the Shares, and (iv) such other documents and records, and such matters of law and representations from officers and representatives of the Company, as we have deemed necessary in order to render this opinion.

         Based upon the foregoing, it is our opinion that:

         1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Wisconsin.

         2. The Shares to be sold from time to time pursuant to the Plan have been duly authorized and, when issued for at least the par value thereof and as provided in the Registration Statement, will be validly issued and fully paid and nonassessable by the Company, subject to the personal liability which may be imposed on shareholders by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts owing to employees for services performed, but not exceeding six months' service in any one case. Although Section 180.0622(2)(b) provides that such personal liability of shareholders shall be "to an amount equal to the par value of shares owned by them respectively, and to the consideration for which their shares without par value was issued," the Wisconsin Supreme Court, by a split decision without a written opinion, has affirmed a judgment holding shareholders of a corporation liable under the substantially identical predecessor statute in effect prior to January 1, 1991 (Section 180.40(6)) for unpaid employee wages to an amount equal to the consideration for which their par value shares were issued rather than the shares' lower stated par value. Local 257 of Hotel and Restaurant Employees and

Bartenders International Union v. Wilson Street East Dinner Playhouse, Inc., 126 Wis. 2d 284, 375 N.W.2d 664 (1985) (affirming the 1983 decision of the Circuit Court for Dane County, Wisconsin, in Case No. 82-CV-0023).

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Act, or that we come within the category of persons whose consent is required by Section 7 of the Act.



                                    Very truly yours,

                                    /s/ Quarles & Brady

                                    QUARLES & BRADY